Comparison of change in value of $10,000 investment in Dreyfus Premier Core Bond Fund Class A shares and the Merrill Lynch Domestic Master Index

EXHIBIT A:

             Dreyfus
             Premier
               Core        Merrill
               Bond          Lynch
               Fund        Domestic
  PERIOD     (Class A       Master
              shares)       Index *

 10/31/92     9,550         10,000
 10/31/93     11,263        11,202
 10/31/94     10,425        10,796
 10/31/95     12,257        12,502
 10/31/96     13,148        13,217
 10/31/97     14,718        14,406
 10/31/98     15,269        15,776
 10/31/99     16,243        15,829
 10/31/00     17,323        16,990
 10/31/01     19,128        19,468
 10/31/02     19,330        20,631

* Source: Lipper Inc.


Comparison of change in value of $10,000 investment in Dreyfus Premier Strategic Income Fund Class A shares, Class B shares, Class C shares, Class R shares and the Merrill Lynch Global Bond Index

EXHIBIT A:

          Dreyfus     Dreyfus     Dreyfus     Dreyfus
          Premier     Premier     Premier     Premier
         Strategic   Strategic   Strategic   Strategic    Merrill
           Income     Income      Income      Income      Lynch
            Fund       Fund        Fund        Fund        Global
 PERIOD   (Class A    (Class B    (Class C    (Class R     Bond
           shares)    shares)     shares)     shares)     Index *

12/29/00   9,549      10,000      10,000      10,000      10,000
 1/31/01   9,748      10,208      10,200      10,216      10,062
 4/30/01   9,723      10,163      10,156      10,189      9,913
 7/31/01   10,049     10,490      10,476      10,535      10,127
10/31/01   9,702      10,116      10,096      10,178      10,626
 1/31/02   9,823      10,230      10,205      10,312      10,259
 4/30/02   10,063     10,466      10,433      10,578      10,540
 7/31/02   10,021     10,410      10,372      10,540      11,206
10/31/02   10,036     10,048      10,370      10,565      11,510

* Source: Lipper Inc.